Exhibit No. 99.1

News Release

COMMERCIAL METALS COMPANY REPORTS FOURTH QUARTER RESULTS AND FULL YEAR EARNINGS PER SHARE OF $1.20, OR $141.6 MILLION

Irving, TX - October 28, 2015 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal fourth quarter and year ended August 31, 2015. For the year ended August 31, 2015, net earnings attributable to CMC were $141.6 million, or $1.20 per diluted share, on net sales of $6.0 billion. This compares to net earnings attributable to CMC of $115.6 million, or $0.97 per diluted share, on net sales of $6.8 billion for the year ended August 31, 2014. Net loss attributable to CMC for the three months ended August 31, 2015 was $5.8 million, or $0.05 per share, on net sales of $1.4 billion. This compares to net earnings attributable to CMC of $34.9 million, or $0.29 per diluted share, on net sales of $1.8 billion for the three months ended August 31, 2014.

Results for the fourth quarter of fiscal 2015 included after-tax LIFO expense from continuing operations of $23.7 million ($0.20 per share), compared to after-tax LIFO income from continuing operations of $1.0 million ($0.01 per diluted share) for the fourth quarter of fiscal 2014. Additionally, our results from continuing operations for the fiscal fourth quarter included after-tax charges related to goodwill impairment for our Americas Recycling segment of $4.7 million ($0.04 per share), costs associated with exiting our distribution operation in Cardiff, Wales, UK of $2.9 million ($0.03 per share), and other charges including inventory write-downs, severance cost and long-lived asset impairments totaling $4.0 million ($0.03 per share). The sum of these items negatively impacted our earnings from continuing operations for the fourth quarter of our fiscal year by a total of $0.30 per share. Adjusted operating profit from continuing operations was $12.3 million for the fourth quarter of fiscal 2015, compared to adjusted operating profit from continuing operations of $68.8 million for the fourth quarter of fiscal 2014. Adjusted EBITDA from continuing operations was $54.6 million for the fourth quarter of fiscal 2015, compared to adjusted EBITDA from continuing operations of $104.4 million for the fourth quarter of fiscal 2014.

Joe Alvarado, Chairman of the Board, President and CEO, commented, "For our fiscal year ended August 31, 2015, we achieved adjusted EBITDA from continuing operations of $464.6 million, our best since fiscal 2008. In August, construction spending continued to rise for the eighth consecutive month, led by an increase in non-residential construction spending year over year. During the fourth quarter of fiscal 2015, we completed the sale of a majority of our Australian distribution business. Six of the locations were sold, three were shut down, while one remains held for sale. For fiscal 2015, net cash flows from operating activities were $313.5 million."

(CMC Year End 2015 - Page 2)

On October 28, 2015, the board of directors of CMC declared a quarterly dividend of $0.12 per share of CMC common stock for stockholders of record on November 11, 2015. The dividend will be paid on November 25, 2015.

Business Segments - Fiscal Fourth Quarter 2015 Review
Our Americas Recycling segment recorded an adjusted operating loss of $15.4 million for the fourth quarter of fiscal 2015, compared to an adjusted operating loss of $2.1 million for the fourth quarter of fiscal 2014. During the fourth quarter of fiscal 2015, ferrous and nonferrous shipments decreased 22% and 14%, respectively, while the average ferrous metal margin was flat, and the average nonferrous metal margin contracted 20%, compared to the fourth quarter of the prior fiscal year. Furthermore, this segment recorded goodwill impairment charges of $7.3 million as a result of the Company's annual goodwill impairment analysis in the fourth quarter of fiscal 2015. Additionally, for the fourth quarter of fiscal 2015, this segment recorded pre-tax LIFO expense of $1.5 million, compared to pre-tax LIFO income of $0.3 million for the fourth quarter of the prior fiscal year.

Our Americas Mills segment recorded an adjusted operating profit of $46.2 million for the fourth quarter of fiscal 2015, compared to an adjusted operating profit of $63.8 million for the fourth quarter of fiscal 2014. The decrease in adjusted operating profit for the fourth quarter of fiscal 2015 was due to a 6% decrease in total shipments, which outpaced a 2% increase in average metal margin compared to the fourth quarter of fiscal 2014. The decrease in total shipments was driven by a 38 thousand short ton decrease in billet shipments and a nine thousand short ton decrease in shipments of our higher margin finished products, including reinforcement bar ("rebar") and merchants, compared to the fourth quarter of fiscal 2014. Additionally, for the fourth quarter of fiscal 2015, this segment recorded pre-tax LIFO expense of $13.9 million, compared to pre-tax LIFO expense of $6.1 million for the fourth quarter of the prior fiscal year.

Our Americas Fabrication segment recorded an adjusted operating profit of $7.5 million for the fourth quarter of fiscal 2015, compared to an adjusted operating profit of $8.1 million for the fourth quarter of fiscal 2014. For the fourth quarter of fiscal 2015, total shipments increased 1%, and the average composite metal margin expanded 23%, compared to the fourth quarter of fiscal 2014. Offsetting these improvements, for the fourth quarter of fiscal 2015, this segment recorded pre-tax LIFO expense of $11.0 million, compared to pre-tax LIFO income of $3.8 million for the fourth quarter of fiscal 2014.

Our International Mill segment recorded an adjusted operating profit of $6.4 million for the fourth quarter of fiscal 2015, compared to an adjusted operating profit of $5.0 million in the prior year's fourth quarter. For the fourth quarter of fiscal 2015, the average selling price decreased $137 per short ton, while the average cost of ferrous scrap consumed decreased $85 per short ton, resulting in a 21% squeeze in average metal margin, compared to the fourth quarter of fiscal 2014. Additionally, during the fourth quarter of fiscal 2015, total shipments decreased 1% compared to the fourth quarter of the prior fiscal year. However, the decreases in average metal margin and total shipments were

(CMC Year End 2015 - Page 3)

more than offset by an $8.3 million decline in utilities and repairs and maintenance expenses partially due to efficiencies gained from the commissioning of a new, state-of-the-art electric arc furnace in the third quarter of fiscal 2014. For the fourth quarter of fiscal 2015, adjusted operating profit reflected an unfavorable foreign currency impact of approximately $2.2 million.

Our International Marketing and Distribution segment recorded an adjusted operating loss of $13.7 million for the fourth quarter of fiscal 2015, compared to an adjusted operating profit of $15.5 million in the prior year's fourth quarter. The $29.2 million decline in adjusted operating profit in the fourth quarter of fiscal 2015 was the result of an 18% decrease in volumes coupled with a 31% decrease in average margin, compared to the fourth quarter of fiscal 2014. This segment's results continued to be pressured by the strong U.S. dollar, global steel overcapacity and weak oil and gas tubular demand. In addition, during the fourth quarter of fiscal 2015, we made the decision for an orderly exit of our steel distribution operation in Cardiff, Wales, UK, and this segment recorded an expense of approximately $4.5 million associated with this action. Furthermore, for the fourth quarter of fiscal 2015, this segment recorded pre-tax LIFO expense of $10.1 million, compared to pre-tax LIFO income of $3.5 million for the fourth quarter of the prior fiscal year.

Fiscal 2015 Full Year Review
Earnings from continuing operations for fiscal 2015 were $161.3 million, or $1.37 per diluted share. For the year ended August 31, 2015, net cash flow from operating activities was $313.5 million, and adjusted EBITDA from continuing operations was $464.6 million. On a continuing operations basis, for fiscal 2015, we recorded after-tax LIFO income of $51.5 million ($0.44 per diluted share), compared to after-tax LIFO expense of $8.8 million ($0.07 per diluted share) in fiscal 2014. As of August 31, 2015, cash and short-term investments totaled $485.3 million, an increase of 12% from the end of our 2014 fiscal year.

Pursuant to our share repurchase program that was approved in October 2014, during fiscal 2015, we purchased approximately 2.9 million shares of our common stock for $41.8 million.

Loss from discontinued operations for fiscal year 2015 was $19.7 million, which primarily consisted of operating losses related to our Australian steel distribution business.
Outlook
Mr. Alvarado concluded, "Non-residential construction spending, which is our primary end use market in the U.S., was up 24% year over year in August. However, we believe our operations will continue to face pressure from historically high steel import activity into the U.S. and Poland, a strong U.S. dollar and continued weakness in the scrap markets. We believe the increased import activity is a result of unfair trading practices by certain foreign producers. While recent legislation passed by the U.S. government has improved the trading landscape, further legislation is necessary to bring global steel trading to a more level playing field. Additionally, we believe that China’s inability to

(CMC Year End 2015 - Page 4)

consume all of their production will continue to cause a negative effect around the world. In light of these market difficulties, we remain committed to managing the items within our control, namely reducing selling, general and administrative expenses, improving working capital, cost savings through supply chain optimization and prudent allocation of capital.

Our first quarter of the fiscal year historically has been a seasonally slower period as the construction season winds down before the onset of the winter months. We believe that our Americas Mills operations remain strong, and the backlog in our Americas Fabrication business is good."

Conference Call
CMC invites you to listen to a live broadcast of its fourth quarter fiscal 2015 conference call today, Wednesday, October 28, 2015, at 11:00 a.m. ET. Joe Alvarado, Chairman of the Board, President and CEO, and Barbara Smith, Senior Vice President and CFO, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under “Investors”.

Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements
This news release contains forward-looking statements regarding CMC's expectations relating to economic conditions and CMC's operating plans and segment results. These forward-looking statements generally can be identified by phrases such as we, CMC or its management, "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears" or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, CMC undertakes no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or otherwise.

Factors that could cause actual results to differ materially from CMC's expectations include the following: overall global economic conditions, including recovery from the recent recession, continued sovereign debt problems in the Euro-zone and construction activity or lack thereof, and their impact in a highly cyclical industry; rapid and significant changes in the price of metals; excess capacity in our industry, particularly in China, and product availability from competing steel minimills and other steel suppliers including import quantities and pricing; compliance with and

(CMC Year End 2015 - Page 5)

changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions; potential limitations in our or our customers' ability to access credit and non-compliance by our customers with our contracts; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; currency fluctuations; global factors, including political and military uncertainties; availability of electricity and natural gas for minimill operations; information technology interruptions and breaches in security data; ability to retain key executives; our ability to make necessary capital expenditures; availability and pricing of raw materials over which we exert little influence, including scrap metal, energy, insurance and supply prices; unexpected equipment failures; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; and increased costs related to health care reform legislation.

(CMC Year End 2015 - Page 6)

COMMERCIAL METALS COMPANY OPERATING STATISTICS AND BUSINESS SEGMENTS (UNAUDITED)

	Three Months Ended		Fiscal Year Ended
(short tons in thousands)	08/31/15	08/31/14	08/31/15	08/31/14
Americas Recycling tons shipped	472	601	2,003	2,329

Americas Steel Mills rebar shipments	435	422	1,644	1,577
Americas Steel Mills structural and other shipments	250	310	1,043	1,196
Total Americas Steel Mills tons shipped	685	732	2,687	2,773

Americas Steel Mills average FOB selling price (total sales)	$592	$684	$637	$675
Americas Steel Mills average cost ferrous scrap utilized	$244	$344	$282	$348
Americas Steel Mills metal margin	$348	$340	$355	$327
Americas Steel Mills average ferrous scrap purchase price	$206	$298	$239	$305

International Mill tons shipped	328	332	1,226	1,285

International Mill average FOB selling price (total sales)	$444	$581	$480	$605
International Mill average cost ferrous scrap utilized	$252	$337	$274	$351
International Mill metal margin	$192	$244	$206	$254
International Mill average ferrous scrap purchase price	$213	$275	$231	$297

Americas Fabrication rebar shipments	294	285	1,026	988
Americas Fabrication structural and post shipments	32	38	135	152
Total Americas Fabrication tons shipped	326	323	1,161	1,140

Americas Fabrication average selling price (excluding stock and buyout sales)	$905	$933	$943	$928

(in thousands)	Three Months Ended		Fiscal Year Ended
Net sales	08/31/15	08/31/14	08/31/15	08/31/14
Americas Recycling	$222,387	$351,496	$1,022,621	$1,367,070
Americas Mills	441,295	525,760	1,841,812	1,991,334
Americas Fabrication	449,445	443,952	1,624,238	1,537,485
International Mill	153,855	205,123	626,251	823,193
International Marketing and Distribution	376,329	586,986	1,897,617	2,120,537
Corporate and Eliminations	(231,815)	(276,008)	(1,023,934)	(1,049,181)
Total net sales	$1,411,496	$1,837,309	$5,988,605	$6,790,438

Adjusted operating profit (loss)
Americas Recycling	$(15,352)	$(2,113)	$(18,637)	$(3,222)
Americas Mills	46,164	63,764	304,272	247,703
Americas Fabrication	7,541	8,065	39,183	6,196
International Mill	6,367	4,985	17,555	30,632
International Marketing and Distribution	(13,714)	15,475	57,885	24,027
Corporate and Eliminations	(18,662)	(21,397)	(76,423)	(72,649)
Adjusted operating profit from continuing operations	12,344	68,779	323,835	232,687
Adjusted operating profit (loss) from discontinued operations	257	(2,782)	(18,923)	15,739
Adjusted operating profit	$12,601	$65,997	$304,912	$248,426

(CMC Year End 2015 - Page 7)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended		Fiscal Year Ended
(in thousands, except share data)	08/31/15	08/31/14	08/31/15	08/31/14
Net sales	$1,411,496	$1,837,309	$5,988,605	$6,790,438
Costs and expenses:
Cost of goods sold	1,279,687	1,653,857	5,213,203	6,109,338
Selling, general and administrative expenses	110,131	113,514	443,275	448,943
Impairment of assets	9,651	2,400	9,839	3,305
Interest expense	18,932	19,803	77,760	77,037
	1,418,401	1,789,574	5,744,077	6,638,623
Earnings (loss) from continuing operations before income taxes	(6,905)	47,735	244,528	151,815
Income taxes (benefit)	(1,046)	10,067	83,206	42,724
Earnings (loss) from continuing operations	(5,859)	37,668	161,322	109,091

Earnings (loss) from discontinued operations before income taxes	117	(2,964)	(20,124)	15,005
Income taxes (benefit)	9	(222)	(436)	8,544
Earnings (loss) from discontinued operations	108	(2,742)	(19,688)	6,461

Net earnings (loss)	(5,751)	34,926	141,634	115,552
Less net earnings attributable to noncontrolling interests	—	—	—	1
Net earnings (loss) attributable to CMC	$(5,751)	$34,926	$141,634	$115,551

Basic earnings (loss) per share attributable to CMC:
Earnings (loss) from continuing operations	$(0.05)	$0.32	$1.39	$0.93
Earnings (loss) from discontinued operations	—	(0.03)	(0.17)	0.05
Net earnings (loss)	$(0.05)	$0.29	$1.22	$0.98

Diluted earnings (loss) per share attributable to CMC:
Earnings (loss) from continuing operations	$(0.05)	$0.32	$1.37	$0.92
Earnings (loss) from discontinued operations	—	(0.03)	(0.17)	0.05
Net earnings (loss)	$(0.05)	$0.29	$1.20	$0.97

Cash dividends per share	$0.12	$0.12	$0.48	$0.48
Average basic shares outstanding	115,695,791	117,784,487	116,527,265	117,496,270
Average diluted shares outstanding	115,695,791	118,862,975	117,949,898	118,607,106

(CMC Year End 2015 - Page 8)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	August 31, 2015	August 31, 2014
Assets
Current assets:
Cash and cash equivalents	$485,323	$434,925
Accounts receivable, net	900,619	1,028,425
Inventories, net	781,371	935,411
Current deferred tax assets	29,137	49,455
Other current assets	93,643	105,575
Assets of businesses held for sale	17,008	—
Total current assets	2,307,101	2,553,791
Net property, plant and equipment	883,650	925,098
Goodwill	66,383	74,319
Other assets	115,168	135,312
Total assets	$3,372,302	$3,688,520
Liabilities and stockholders' equity
Current liabilities:
Accounts payable-trade	$260,984	$423,807
Accounts payable-documentary letters of credit	41,473	125,053
Accrued expenses and other payables	279,415	322,000
Notes payable	20,090	12,288
Current maturities of long-term debt	10,110	8,005
Liabilities of businesses held for sale	5,276	—
Total current liabilities	617,348	891,153
Deferred income taxes	55,803	55,600
Other long-term liabilities	101,919	112,134
Long-term debt	1,277,882	1,281,042
Total liabilities	2,052,952	2,339,929
Stockholders' equity attributable to CMC	1,319,201	1,348,480
Stockholders' equity attributable to noncontrolling interests	149	111
Total equity	1,319,350	1,348,591
Total liabilities and stockholders' equity	$3,372,302	$3,688,520

(CMC Year End 2015 - Page 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Fiscal Year Ended
(in thousands)	08/31/15	08/31/14
Cash flows from (used by) operating activities:
Net earnings	$141,634	$115,552
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	132,779	136,004
Provision for losses on receivables, net	3,481	(1,760)
Stock-based compensation	23,484	18,051
Amortization of interest rate swaps termination gain	(7,597)	(7,597)
Deferred income taxes	23,291	32,348
Tax expense from stock-based plans	1,213	4,426
Net gain on sale of a subsidiary, cost method investment and other	(8,489)	(31,356)
Write-down of inventory	15,935	4,000
Asset impairments	14,610	3,498
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	206,633	(143,397)
Accounts receivable sold, net	(117,753)	120,957
Inventories	50,747	(177,331)
Other assets	23,674	(20,516)
Accounts payable, accrued expenses and other payables	(180,517)	90,604
Other long-term liabilities	(9,664)	(6,543)
Net cash flows from operating activities	313,461	136,940
Cash flows from (used by) investing activities:
Capital expenditures	(119,580)	(101,749)
Proceeds from the sale of property, plant and equipment and other	14,925	17,572
Proceeds from the sale of subsidiaries	27,831	52,609
Acquisitions, net of cash acquired	—	(15,693)
Net cash flows used by investing activities	(76,824)	(47,261)
Cash flows from (used by) financing activities:
Increase (decrease) in documentary letters of credit	(80,482)	11,753
Short-term borrowings, net change	7,802	6,315
Repayments on long-term debt	(11,335)	(7,677)
Payments for debt issuance costs	—	(431)
Decrease in restricted cash	3,742	18,000
Stock issued under incentive and purchase plans, net of forfeitures	(1,492)	(1,488)
Treasury stock acquired	(41,806)	—
Cash dividends	(55,945)	(56,428)
Tax expense from stock-based plans	(1,213)	(4,426)
Contribution from (purchase of) noncontrolling interests	38	(15)
Net cash flows used by financing activities	(180,691)	(34,397)
Effect of exchange rate changes on cash	(5,548)	873
Increase in cash and cash equivalents	50,398	56,155
Cash and cash equivalents at beginning of year	434,925	378,770
Cash and cash equivalents at end of year	$485,323	$434,925

(CMC Year End 2015 - Page 10)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(dollars in thousands)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.
Adjusted Operating Profit is a non-GAAP financial measure. Management uses adjusted operating profit to evaluate the financial performance of CMC. Adjusted operating profit is the sum of adjusted operating profit from continuing operations and adjusted operating profit (loss) from discontinued operations. Adjusted operating profit from continuing operations is the sum of our earnings (loss) from continuing operations before income taxes (benefit), interest expense and discounts on sales of accounts receivable. Adjusted operating profit (loss) from discontinued operations is the sum of our earnings (loss) from discontinued operations before income taxes (benefit), interest expense and discounts on sales of accounts receivable. For added flexibility, we may sell certain accounts receivable both in the U.S. and internationally. We consider sales of receivables as an alternative source of liquidity to finance our operations, and we believe that removing these costs provides a clearer perspective of CMC's operating performance. Adjusted operating profit may be inconsistent with similar measures presented by other companies.

	Three Months Ended		Fiscal Year Ended
(in thousands)	08/31/15	08/31/14	08/31/15	08/31/14
Earnings (loss) from continuing operations	$(5,859)	$37,668	$161,322	$109,091
Income taxes (benefit)	(1,046)	10,067	83,206	42,724
Interest expense	18,932	19,803	77,760	77,037
Discounts on sales of accounts receivable	317	1,241	1,547	3,835
Adjusted operating profit from continuing operations	12,344	68,779	323,835	232,687
Adjusted operating profit (loss) from discontinued operations	257	(2,782)	(18,923)	15,739
Adjusted operating profit	$12,601	$65,997	$304,912	$248,426

Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is the sum of adjusted EBITDA from continuing operations and adjusted EBITDA from discontinued operations. Adjusted EBITDA from continuing operations is the sum of our earnings (loss) from continuing operations before net earnings attributable to noncontrolling interests, interest expense and income taxes (benefit). It also excludes CMC's largest recurring non-cash charge, depreciation and amortization, as well as impairment charges, which are also non-cash. Adjusted EBITDA from discontinued operations is the sum of our earnings (loss) from discontinued operations before net earnings attributable to noncontrolling interests, interest expense and income taxes (benefit). It also excludes the largest recurring non-cash charge from discontinued operations, depreciation and amortization, as well as impairment charges from discontinued operations, which are also non-cash. Adjusted EBITDA should not be considered as an alternative to net earnings or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that adjusted EBITDA provides relevant and useful information, which is often used by analysts, creditors and other interested parties in our industry. Adjusted EBITDA to interest expense is a covenant test in certain of CMC's debt agreements. Adjusted EBITDA is also the target benchmark for our annual and long-term cash incentive performance plans for management. Adjusted EBITDA may be inconsistent with similar measures presented by other companies.

	Three Months Ended		Fiscal Year Ended
(in thousands)	08/31/15	08/31/14	08/31/15	08/31/14
Earnings (loss) from continuing operations	$(5,859)	$37,668	$161,322	$109,091
Less: Net earnings attributable to noncontrolling interests	—	—	—	1
Interest expense	18,932	19,803	77,760	77,037
Income taxes (benefit)	(1,046)	10,067	83,206	42,724
Depreciation and amortization	32,950	34,438	132,503	134,222
Impairment charges	9,651	2,400	9,839	3,305
Adjusted EBITDA from continuing operations	54,628	104,376	464,630	366,378
Adjusted EBITDA from discontinued operations	1,685	(2,475)	(14,775)	17,684
Adjusted EBITDA	$56,313	$101,901	$449,855	$384,062

(CMC Year End 2015 - Page 11)

Adjusted EBITDA to interest coverage:

Three Months Ended August 31, 2015					Year Ended August 31, 2015
$56,313	/	$18,932	=	3.0	$449,855	/	77,760	=	5.8

Total Capitalization:
Total capitalization is a non-GAAP financial measure and is the sum of stockholders' equity attributable to CMC, long-term debt and deferred income taxes. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization to the most comparable GAAP measure, stockholders’ equity attributable to CMC:

(in thousands)	August 31, 2015
Stockholders' equity attributable to CMC	$1,319,201
Long-term debt	1,277,882
Deferred income taxes	55,803
Total capitalization	$2,652,886

OTHER FINANCIAL INFORMATION
Long-term debt to total capitalization ratio as of August 31, 2015:

$1,277,882	/	$2,652,886	=	48.2%

Total debt to total capitalization plus short-term debt plus notes payable ratio as of August 31, 2015:

($1,277,882	+	$10,110	+	$20,090)	/	($2,652,886	+	$10,110	+	$20,090)	=	48.8%

Current ratio as of August 31, 2015:
Current assets divided by current liabilities

$2,307,101	/	$617,348	=	3.7

Contact: Barbara Smith
Senior Vice President and Chief Financial Officer
214.689.4300